Exhibit 23.1

KPMG LLP

Bay Adelaide Centre

333 Bay Street, Suite 4600

Toronto, Ontario, M5H 2S5

Telephone (416) 777-8500

Fax (416) 777-8818

www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Celestica Inc.

We consent to the use of our report dated March 9, 2023, on the consolidated financial statements of Celestica Inc. (the “Entity”), which comprise the consolidated balance sheets as of December 31, 2022 and December 31, 2021, the related consolidated statements of operations, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2022, and the related notes and our report dated March 9, 2023 on the effectiveness of internal control over financial reporting as of December 31, 2022 which are incorporated by reference in this Registration Statement on Form S-8 of the Entity and are included in the Entity’s Annual Report on Form 20-F filed with the United States Securities and Exchange Commission on March 13, 2023.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

July 27, 2023

Toronto, Canada

KPMG LLP, an Ontario limited liability partnership and member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.

KPMG Canada provides services to KPMG LLP.